EXHIBIT 99.1
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HARD ROCK BILOXI ASKS COURT'S HELP TO RELEASE INSURANCE FUNDS NEEDED TO REBUILD

         BILOXI - September 19, 2006 - Premier Entertainment Biloxi LLC d/b/a Hard Rock Hotel & Casino Biloxi today filed a voluntary petition in Federal Bankruptcy Court in Gulfport, Mississippi. Although Premier Entertainment Biloxi LLC has collected over $160 million in Katrina-related insurance proceeds - enough to pay its creditors in full and rebuild the casino resort - the Company's bondholders have refused to allow Premier Entertainment Biloxi LLC access to most of such proceeds. Today's legal action has been filed in order to gain access to these funds and keep Hard Rock Biloxi on schedule for a summer '07 opening.

         Back in April, a subsidiary of Leucadia National Corporation, LUK Ranch Entertainment, acquired an interest in Premier Entertainment Biloxi LLC and subsequently made numerous tender offers to the bondholders, which would have paid 101% of the principal plus accrued interest at 10 3/4 %. All offers, thus far, have not been accepted by the bondholders.

         Lawrence Hershfield, Chairman of the Board of Premier Entertainment Biloxi LLC, said, "Filing for bankruptcy is an unfortunate but necessary action. The Company has sufficient resources to pay all its creditors in full and rebuild the casino, but the Company's bondholders continue to refuse to allow the Company to use its own money alleging that the Company is in default due to its failure to open the resort by December 31, 2005." Mr. Hershfield went on to say, "The Board of the Company has concluded that the quickest way to get access to our cash is to use a bankruptcy reorganization process."

         Premier Entertainment Biloxi LLC says it intends to pay its creditors 100 cents on the dollar and will not submit or support any plan that proposes otherwise.

         "This is a very unique approach, since many businesses file bankruptcy because they don't have the money to pay their bills," said Robert Byrd, attorney for the resort. "Premier Entertainment Biloxi LLC has the money they need to pay their bills, rebuild and reopen the property; they just can't get at it."

         "Every legal action this company has taken since Katrina has been with a view of allowing vendors to get paid. This action is no different," said Joe Billhimer, President of Hard Rock Hotel & Casino Biloxi. "We have had made repeated requests to access insurance proceeds, only to be denied to the detriment of our vendors and creditors."

         Hard Rock Hotel & Casino Biloxi was scheduled to open their doors just days after Hurricane Katrina hit the Mississippi Gulf Coast. Hurricane Katrina's devastating landfall on August 29, 2005, severely damaged the resort.


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         The Company does not expect the bankruptcy to cause any significant delay in its rebuilding schedule, and is planning to open in the third quarter of next year.

         Premier Entertainment Biloxi LLC has spent $9.2 million protecting the property from further harm. These remediation efforts continue.

         Hard Rock Hotel & Casino Biloxi is owned and operated by Premier Entertainment Biloxi LLC d/b/a Hard Rock Hotel & Casino Biloxi. The project will include 1,500 slots and 50 table games, five restaurants, including Hard Rock Cafe, a full service spa, 11-story hotel with 317 rooms and suites and Hard Rock Live, a 1,200 capacity entertainment venue.

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For More Information:
Shannon Oberlies (228) 276-7301
Reed Guice (228) 435-0400